Exhibit 99.1

Phillips Edison & Company Reports Third Quarter 2019 Results

Executed a record 246 leases totaling 1.4 million square feet driving portfolio occupancy to 95.0%
Repriced $200 million term loan lowering cost of capital

CINCINNATI, November 6, 2019 -- Phillips Edison & Company, Inc. (“PECO” or the “Company”), an internally-managed real estate investment trust (“REIT”) and one of the nation’s largest owners and operators of grocery-anchored shopping centers, reported a net loss of $29.7 million and $77.7 million for the three- and nine-month periods ended September 30, 2019, respectively, primarily driven by non-cash impairments related to property dispositions to improve the quality of the portfolio, consistent with the Company’s planned strategy to recycle capital into higher-growth opportunities.

Third Quarter 2019 Highlights (vs. Third Quarter 2018)

•	Pro forma same-center net operating income (“NOI”)* increased 2.9% to $89.3 million

•
Leased portfolio occupancy totaled 95.0%, an improvement from 93.2% at December 31, 2018, the first comparable period after the November 2018 merger with Phillips Edison Grocery Center REIT II, Inc. (“REIT II”)

•	Executed a record 246 leases (new, renewal, and options) totaling 1.4 million square feet with comparable new lease spreads of 12.6% and comparable renewal lease spreads of 2.7%

•	Funds from operations (“FFO”) increased 48.4% to $56.4 million as a result of the merger with REIT II; FFO per diluted share was unchanged at $0.17

•	Modified funds from operations (“MFFO”) increased 44.4% to $56.9 million as a result of the merger with REIT II; MFFO per diluted share was unchanged at $0.17

•	FFO and MFFO totaled 102.9% and 103.9%, respectively, of total distributions made during the quarter

•	Repriced a $200 million term loan in September and a $175 million term loan in October, reducing the interest spreads on each by 50 basis points to 125 basis points over LIBOR

•	Net debt to total enterprise value (“TEV”) improved to 40.4% from 41.1% at December 31, 2018

•	Outstanding debt had a weighted-average interest rate of 3.5%, and 78.8% was fixed-rate debt

•
Subsequent to the quarter’s end, PECO acquired three grocery-anchored properties and an interest in a joint venture from Phillips Edison Grocery Center REIT III, Inc. (“PECO III”) in a merger transaction

•	Subsequent to the quarter’s end, the PECO Board of Directors declared a monthly distribution for each of the next three months, maintaining the annualized rate of $0.67 per share

Nine Months Ended September 30, 2019 Highlights (vs. Nine Months Ended September 30, 2018)

•	Pro forma same-center NOI* increased 2.4% to $261.8 million

•	Executed a record 775 leases (new, renewal, and options) totaling 3.5 million square feet with comparable new lease spreads of 13.9% and comparable renewal lease spreads of 8.4%

•	Realized $90.3 million in gross proceeds from the sale of ten properties and one outparcel

•	Acquired one property and one outparcel for a total cost of $49.9 million

•	FFO increased 37.2% to $160.6 million as a result of the merger with REIT II; FFO per diluted share totaled $0.49 compared to $0.51

•	MFFO increased 34.9% to $165.4 million as a result of the merger with REIT II; MFFO per diluted share totaled $0.51 compared to $0.53

* Pro forma same-center NOI includes properties acquired in PECO’s merger with REIT II in November 2018. Please see 'Pro Forma Same-Center Results' under Portfolio Results for additional disclosure.

Management Commentary
“Record leasing activity during the quarter drove our leased portfolio occupancy to 95%, marking the highest level since 2017, which contributed to pro forma same-center NOI growth of 2.9%,” commented Jeff Edison, Chairman and Chief Executive Officer of PECO. “This robust activity and healthy demand for retail space in our well-located grocery-anchored centers was illustrated by a record 246 leases executed, totaling 1.4 million square feet which was a 22.0% increase over the third quarter of 2018.”
“We also executed on our strategic initiatives during the quarter as we disposed of four centers that no longer met our investment objectives. Our goal is to use disposition proceeds to invest, by means of tax efficient 1031 exchanges, into higher-quality grocery-anchored centers with better growth opportunities and outparcel development projects across our portfolio. We are also using disposition proceeds to reduce our debt, of which we paid down approximately $21.3 million for the first nine months of 2019.
“With our solid operating performance and the record leasing momentum, we believe we are well on track for a strong fourth quarter and 2020.”

Three and Nine Months Ended September 30, 2019 Financial Results
Net Loss
For the third quarter of 2019, net loss totaled $29.7 million, compared to a net loss of $16.3 million for the third quarter of 2018. Excluding impairment charges, net income would have been $6.0 million for the third quarter of 2019 compared to $0.5 million for the third quarter of 2018.
For the nine months ended September 30, 2019, net loss totaled $77.7 million compared to a net loss of $32.2 million for the same period in 2018. Excluding impairment charges, net income would have been $6.6 million for the first nine months of 2019 compared to a net loss of $4.5 million for the first nine months of 2018.
Net loss increased primarily as a result of $35.7 million and $74.6 million of real estate non-cash impairment charges for the three- and nine-month periods ended September 30, 2019. Excluding impairment charges, the increase in net income was driven by NOI growth, gains from the sale of properties in the Necessity Retail Partners joint venture with TPG Real Estate, gains on wholly-owned property sales, and lower general and administrative expenses. This improvement was partially offset by increased depreciation and amortization, real estate taxes, and interest expense resulting from additional properties owned and debt assumed in the November 2018 merger with REIT II.

FFO as Defined by the National Association of Real Estate Investment Trusts (“NAREIT”)
For the third quarter ended September 30, 2019, total FFO attributable to stockholders and convertible noncontrolling interests increased 48.4% to $56.4 million, or $0.17 per diluted share, from $38.0 million, or $0.17 per diluted share, during the third quarter of 2018.
For the nine months ended September 30, 2019, total FFO attributable to stockholders and convertible noncontrolling interests increased 37.2% to $160.6 million, or $0.49 per diluted share, from $117.1 million, or $0.51 per diluted share, during the nine months ended September 30, 2018.
The improvements in FFO for both periods were driven by the assets acquired from the merger with REIT II, year-over-year NOI growth, and expense management. FFO per diluted share for both periods was impacted by net disposition activity of wholly-owned properties, as debt to TEV decreased to 40.4% from 42.3% at September 30, 2018, partially offset by portfolio NOI growth.

MFFO
For the third quarter of 2019, MFFO increased 44.4% to $56.9 million, or $0.17 per diluted share, compared to $39.4 million, or $0.17 per diluted share, during the same year-ago period.
For the first nine months of 2019, MFFO increased 34.9% to $165.4 million, or $0.51 per diluted share, compared to $122.6 million, or $0.53 per diluted share, during the same year-ago period.
MFFO performance for both periods was driven by higher earnings from the larger portfolio resulting from the merger with REIT II, partially offset by the decrease in leverage through net disposition activity. MFFO per share for the nine months ended September 30, 2019, declined due to lower FFO per share.

Pro Forma Same-Center Results*
For the third quarter of 2019, pro forma same-center NOI increased 2.9% to $89.3 million compared to $86.8 million during the third quarter of 2018. The improvement was driven by a $0.24, or 2.0%, increase in average minimum rent per square foot, lower operating expenses and higher recovery of expenses when compared to the third quarter of 2018.
For the nine months ended September 30, 2019, pro forma same-center NOI increased 2.4% to $261.8 million compared to $255.6 million during the same period in 2018. The improvement was driven by a $0.23, or 1.9%, increase in average minimum rent per square foot, lower operating expenses and higher recovery of expenses when compared to the first nine months of 2018.
The adoption of ASC 842 affects the presentation of the Company’s consolidated financial statements and decreased both revenue and operating expenses for the three- and nine-month periods ending September 30, 2019. The Company no longer recognizes real estate taxes paid directly by tenants to third parties as recoverable revenues, and therefore recognized no such revenue or offsetting expenses for the three- and nine- month periods ending September 30, 2019. Additionally, with the implementation of the new lease accounting standards, the Company assesses lease collectability and now presents this as an adjustment to rental income rather than as an increase to expenses. The impact to NOI for both changes is neutral.
*For purposes of evaluating same-center NOI on a comparative basis, and in light of the merger with REIT II, the Company is presenting pro forma same-center NOI, which is same-center NOI on a pro forma basis as if the merger had occurred on January 1, 2018. As such, contributing to pro forma same-center NOI were 287 properties that were owned and operational for the entire portion of both comparable reporting periods.

Three and Nine Months Ended September 30, 2019 Portfolio Overview
Portfolio Statistics
At quarter-end, PECO’s portfolio consisted of 294 properties, totaling approximately 33.2 million square feet located in 32 states. This compares to 233 properties, totaling approximately 25.9 million square feet located in 32 states as of September 30, 2018, which was prior to the merger with REIT II.
Leased portfolio occupancy totaled 95.0%, which compared to 93.2% at December 31, 2018 (the first comparable period after the merger with REIT II). Anchor occupancy increased to 98.1% compared to 97.5% at year-end, and in-line occupancy increased to 89.2% from 85.0% at year-end due to the strong demand in well-located neighborhood shopping centers and strategic initiatives focused on leasing dormant spaces.

Leasing Activity
During the third quarter 2019, 246 leases (new, renewal and options) were executed totaling approximately 1.4 million square feet. This compared to 165 leases executed totaling approximately 0.9 million square feet during the third quarter of 2018, which was prior to the merger with REIT II.
Comparable rent spreads during the quarter, which compares the percentage increase (or decrease) of new or renewal leases to the expiring lease of a unit that was occupied within the past 12 months, were 12.6% for new leases, 2.7% for renewal leases (excluding options), and 5.0% combined (new and renewal leases).
During the first nine months of 2019, there were 775 leases (new, renewal and options) executed totaling approximately 3.5 million square feet. This compared to 534 leases executed totaling approximately 2.5 million square feet during the same year-ago period, which was prior to the merger with REIT II.
Comparable rent spreads during the first nine months of 2019 were 13.9% for new leases, 8.4% for renewal leases (excluding options), and 9.6% combined (new and renewal leases).

Acquisition & Disposition Activity
During the quarter, the Company did not acquire any properties and sold four properties, generating $40.2 million in gross proceeds.
During the nine months ended September 30, 2019, the Company acquired one property and one outparcel for a total cost of $49.9 million and sold ten properties and one outparcel, generating $90.3 million in gross proceeds.
Sale proceeds are expected to be used to fund tax-efficient acquisitions, fund redevelopment opportunities in owned centers, and delever the balance sheet.

As real estate companies recycle assets, both the recognition of impairment charges and asset sale gains are common occurrences. The Company anticipates continuing to sell non-core assets and potentially recognizing non-cash impairments during the coming quarters with an expected completion of this program in the first half of 2020.

Investment Management Business
During the three and nine months ended September 30, 2019, the Company generated $2.8 million and $9.1 million of fee income, respectively, for asset management and property management services rendered to third parties. Fee income declined from 2018 due to the decrease in third-party assets under management resulting from the acquisition of REIT II.
Looking forward, the Company is committed to expanding its investment management business, which has the potential to generate income and cash flow without requiring additional capital or increasing leverage.
At quarter-end, the Company had approximately $690 million of third-party assets under management. Those assets included properties owned by Phillips Edison Grocery Center REIT III, Inc., Grocery Retail Partners I LLC and Grocery Retail Partners II LLC (joint ventures with The Northwestern Mutual Life Insurance Company), Necessity Retail Partners, and a private fund.

Balance Sheet Highlights at September 30, 2019
At quarter-end, the Company had $491.4 million of borrowing capacity available on its $500 million revolving credit facility.
Net debt to TEV was 40.4% at September 30, 2019, compared to 41.1% at December 31, 2018.
The Company repriced a $200 million term loan, lowering the interest rate spread from 1.75% over LIBOR to 1.25% over LIBOR, while maintaining the current maturity of September 2024. Subsequent to the quarter end, in October 2019, the Company repriced a $175 million term loan, lowering the interest rate spread from 1.75% over LIBOR to 1.25% over LIBOR, while maintaining the current maturity of October 2024.
At September 30, 2019, the Company's outstanding debt had a weighted-average interest rate of 3.5%, a weighted-average maturity of 4.3 years, and 78.8% of its total debt was fixed-rate debt. This compared to a weighted-average interest rate of 3.5%, a weighted-average maturity of 4.9 years, and 90.1% fixed-rate debt at December 31, 2018.

Distributions
For the third quarter ended September 30, 2019, total distributions of $54.8 million were paid to common stockholders and operating partnership (“OP unit”) holders, including $16.3 million reinvested through the distribution reinvestment plan (“DRIP”), for net cash distributions of $38.5 million.
During the quarter, FFO totaled 102.9% of total distributions, compared to 99.0% in the third quarter of 2018.
For the first nine months of 2019, total distributions of $164.4 million were paid to common stockholders and OP unit holders, including $51.3 million reinvested through the DRIP, for net cash distributions of $113.1 million.
During the first nine months of 2019, FFO totaled 97.6% of total distributions, compared to 101.6% during the first nine months of 2018.
Since the beginning of the third quarter, the Company made its July 2019, August 2019, September 2019, and October 2019 distributions of $0.05583344 per share ($0.67 annualized) and will make its November 2019 distribution, payable on December 2, 2019, at the same rate to stockholders of record at the close of business on November 15, 2019.
Subsequent to quarter-end, the Company's board of directors authorized distributions for December 2019, January 2020, and February 2020 in the same amount ($0.05583344 per share; $0.67 annualized) to stockholders of record at the close of business on December 16, 2019, January 15, 2020, and February 17, 2020, respectively. OP unit holders will receive distributions at the same rate, subject to required tax withholding.

Share Repurchase Program (“SRP”)
During the third quarter of 2019, approximately 1.7 million shares of common stock, totaling $18.2 million, were repurchased under the SRP.

The Company fulfilled all repurchases sought upon a stockholder’s death, qualifying disability, or determination of incompetence in accordance with the terms of the SRP. Standard repurchase requests were processed on a pro rata basis due to requests surpassing the funding made available under the SRP.

Merger Transaction with PECO III
On October 31, 2019, PECO successfully acquired three grocery-anchored properties and an interest in a joint venture from PECO III in a merger transaction valued at approximately $71 million. Pursuant to the merger, former PECO III common stockholders have exchanged their ownership for shares of PECO common stock and cash. The proposal to approve the merger transaction was approved by the majority of the outstanding shares of PECO III common stock entitled to vote, and over 95.5% of the shares which voted on the matter did so favorably.

Stockholder Update Call
Chairman and Chief Executive Officer Jeff Edison, Chief Financial Officer John Caulfield, and Executive Vice President Mark Addy will host a live conference call on Thursday, November 7, 2019, at 10:00 a.m. Eastern Time addressing the Company’s third quarter 2019 results. Following management’s prepared remarks, there will be a question and answer session. The conference call will be broadcast via live webcast, and the webcast and accompanying slide presentation containing financial information can be accessed by visiting the Events and Presentations page on the Company’s website at investors.phillipsedison.com/event.
Date: Thursday, November 7, 2019
Time: 10:00 a.m. Eastern Time
Webcast link: https://services.choruscall.com/links/peco191107.html
U.S. listen-only: (888) 346-2646
Replay: A webcast replay will be available approximately one hour after the conclusion of the presentation at http://investors.phillipsedison.com/event-calendar.
Investors are able to submit questions in advance of the call by emailing them to InvestorRelations@phillipsedison.com. Additionally, questions may be submitted via the webcast interface during the live presentation.
Interested parties will be able to access the live conference call online or by telephone. If dialing in, please call the conference telephone number five minutes prior to the start time and an operator will register your name and organization. Participants should ask to join the Phillips Edison & Company call.
For more information on the Company’s third quarter 2019 results, please refer to the Company’s Form 10-Q for the quarter ended September 30, 2019, which will be filed with the SEC and available on the SEC’s website at www.sec.gov.

PHILLIPS EDISON & COMPANY, INC.
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2019 AND DECEMBER 31, 2018
(Unaudited)
(In thousands, except per share amounts)

	September 30, 2019	December 31, 2018
ASSETS
Investment in real estate:
Land and improvements	$1,535,222	$1,598,063
Building and improvements	3,173,506	3,250,420
In-place lease assets	443,919	464,721
Above-market lease assets	65,564	67,140
Total investment in real estate assets	5,218,211	5,380,344
Accumulated depreciation and amortization	(693,644)	(565,507)
Net investment in real estate assets	4,524,567	4,814,837
Investment in unconsolidated joint ventures	43,130	45,651
Total investment in real estate assets, net	4,567,697	4,860,488
Cash and cash equivalents	29,516	16,791
Restricted cash	56,550	67,513
Accounts receivable – affiliates	3,526	5,125
Corporate intangible asset, net	4,062	14,054
Goodwill	29,066	29,066
Other assets, net	123,825	153,076
Real estate investment and other assets held for sale	80,746	17,364
Total assets	$4,894,988	$5,163,477

LIABILITIES AND EQUITY
Liabilities:
Debt obligations, net	$2,421,557	$2,438,826
Below-market lease liabilities, net	116,094	131,559
Earn-out liability	32,000	39,500
Derivative liability	28,281	3,633
Deferred income	14,694	14,025
Accounts payable and other liabilities	129,618	122,441
Liabilities of real estate investment held for sale	4,879	596
Total liabilities	2,747,123	2,750,580
Commitments and contingencies	—	—
Equity:
Preferred stock, $0.01 par value per share, 10,000 shares authorized, zero shares issued and
outstanding at September 30, 2019 and December 31, 2018	—	—
Common stock, $0.01 par value per share, 1,000,000 shares authorized, 283,586 and 279,803
shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	2,835	2,798
Additional paid-in capital	2,717,537	2,674,871
Accumulated other comprehensive (loss) income (“AOCI”)	(28,976)	12,362
Accumulated deficit	(904,297)	(692,045)
Total stockholders’ equity	1,787,099	1,997,986
Noncontrolling interests	360,766	414,911
Total equity	2,147,865	2,412,897
Total liabilities and equity	$4,894,988	$5,163,477

PHILLIPS EDISON & COMPANY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Rental income	$132,715	$95,654	$390,605	$283,950
Fees and management income	2,766	8,974	9,078	26,823
Other property income	528	271	1,676	1,498
Total revenues	136,009	104,899	401,359	312,271
Expenses:
Property operating	23,296	19,276	67,095	54,292
Real estate taxes	18,016	12,873	53,294	39,346
General and administrative	11,537	13,579	38,287	37,490
Depreciation and amortization	58,477	45,692	179,020	138,504
Impairment of real estate assets	35,710	16,757	74,626	27,696
Total expenses	147,036	108,177	412,322	297,328
Other:
Interest expense, net	(25,309)	(17,336)	(76,151)	(51,166)
Gain on disposal of property, net	5,048	4,571	10,903	5,556
Other impairment charges	—	—	(9,661)	—
Other income (expense), net	1,561	(224)	8,185	(1,513)
Net loss	(29,727)	(16,267)	(77,687)	(32,180)
Net loss attributable to noncontrolling interests	3,850	3,039	10,045	6,001
Net loss attributable to stockholders	$(25,877)	$(13,228)	$(67,642)	$(26,179)
Earnings per common share:
Net loss per share attributable to stockholders - basic and diluted	$(0.09)	$(0.07)	$(0.24)	$(0.14)

Comprehensive loss:
Net loss	$(29,727)	$(16,267)	$(77,687)	$(32,180)
Other comprehensive loss:
Change in unrealized value on interest rate swaps	(9,731)	2,869	(47,737)	21,212
Comprehensive loss	(39,458)	(13,398)	(125,424)	(10,968)
Net loss attributable to noncontrolling interests	3,850	3,039	10,045	6,001
Comprehensive loss (income) attributable to noncontrolling interests	1,293	(517)	6,399	(1,101)
Comprehensive loss attributable to stockholders	$(34,315)	$(10,876)	$(108,980)	$(6,068)

Non-GAAP Disclosures
Pro Forma Same-Center Net Operating Income
Same-center NOI represents the NOI for the properties that were owned and operational for the entire portion of both comparable reporting periods. For purposes of evaluating same-center NOI on a comparative basis, we are presenting pro forma same-center NOI, which is same-center NOI on a pro forma basis as if the merger between Phillips Edison & Company and Phillips Edison Grocery Center REIT II, Inc. had occurred on January 1, 2018. This perspective allows us to evaluate same-center NOI growth over a comparable period. As of September 30, 2019, we had 287 same-center properties, including 85 same-center properties acquired in the Merger. Pro forma same-center NOI is not necessarily indicative of what actual same-center NOI growth would have been if the Merger had occurred on January 1, 2018, nor does it purport to represent same-center NOI growth for future periods.
Pro forma same-center NOI highlights operating trends such as occupancy rates, rental rates, and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating same-center NOI, and accordingly, our pro forma same-center NOI may not be comparable to other REITs.
Pro forma same-center NOI should not be viewed as an alternative measure of our financial performance since it does not reflect the operations of our entire portfolio, nor does it reflect the impact of general and administrative expenses, acquisition expenses, depreciation and amortization, interest expense, other income, or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties that could materially impact our results from operations.
Funds from Operations and Modified Funds from Operations
FFO is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) attributable to common stockholders computed in accordance with GAAP, excluding gains (or losses) from sales of property and gains (or losses) from change in control, plus depreciation and amortization, and after adjustments for impairment losses on real estate and impairments of in-substance real estate investments in investees that are driven by measurable decreases in the fair value of the depreciable real estate held by the unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. We calculate FFO Attributable to Stockholders and Convertible Noncontrolling Interests in a manner consistent with the NAREIT definition, with an additional adjustment made for noncontrolling interests that are not convertible into common stock.
MFFO is an additional performance financial measure used by us as FFO includes certain non-comparable items that affect our performance over time. We believe that MFFO is helpful in assisting management and investors with the assessment of the sustainability of operating performance in future periods. We believe it is more reflective of our core operating performance and provides an additional measure to compare our performance across reporting periods on a consistent basis by excluding items that may cause short-term fluctuations in net income (loss) but have no impact on cash flows.
FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and MFFO should not be considered alternatives to net income (loss) or income (loss) from continuing operations under GAAP, as an indication of our liquidity, nor as an indication of funds available to cover our cash needs, including our ability to fund distributions. MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate our business plan in the manner currently contemplated.
Accordingly, FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and MFFO should be reviewed in connection with other GAAP measurements, and should not be viewed as more prominent measures of performance than net income (loss) or cash flows from operations prepared in accordance with GAAP. Our FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and MFFO, as presented, may not be comparable to amounts calculated by other REITs.

The table below compares pro forma same-center NOI (in thousands):

	Three Months Ended		Favorable		Nine Months Ended		Favorable
	September 30,		(Unfavorable)		September 30,		(Unfavorable)
	2019	2018(1)	$ Change	% Change	2019	2018(1)	$ Change	% Change
Revenues:
Rental income(2)	$91,015	$91,018	$(3)		$273,721	$272,122	$1,599
Tenant recovery income	32,764	32,465	299		90,623	93,571	(2,948)
Other property income	522	342	180		1,594	1,529	65
Total revenues	124,301	123,825	476	0.4%	365,938	367,222	(1,284)	(0.3)%
Operating expenses:
Property operating expenses	17,472	18,989	1,517		52,691	57,043	4,352
Real estate taxes	17,488	17,998	510		51,445	54,624	3,179
Total operating expenses	34,960	36,987	2,027	5.5%	104,136	111,667	7,531	6.7%
Total pro forma same-center NOI	$89,341	$86,838	$2,503	2.9%	$261,802	$255,555	$6,247	2.4%

(1)
Adjusted for the same-center operating results of the Merger prior to the transaction for these periods. For additional information and details about the operating results of the Merger included herein, refer to the REIT II same-center NOI table below.

(2)
Excludes straight-line rental income, net amortization of above- and below-market leases, and lease buyout income. In accordance with ASC 842, revenue amounts deemed uncollectible are included in rental income for 2019 and property operating expense in 2018. Additionally, in accordance with ASC 842, real estate tax payments made by tenants directly to third parties are no longer recognized as recoverable revenue or expense in 2019.

Below is a reconciliation of Net Loss to NOI for our real estate investments and pro forma same-center NOI (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net loss	$(29,727)	$(16,267)	$(77,687)	$(32,180)
Adjusted to exclude:
Fees and management income	(2,766)	(8,974)	(9,078)	(26,823)
Straight-line rental income	(2,573)	(1,090)	(7,105)	(3,579)
Net amortization of above- and below-market leases	(1,042)	(977)	(3,266)	(2,967)
Lease buyout income	(632)	(49)	(1,088)	(115)
General and administrative expenses	11,537	13,579	38,287	37,490
Depreciation and amortization	58,477	45,692	179,020	138,504
Impairment of real estate assets	35,710	16,757	74,626	27,696
Interest expense, net	25,309	17,336	76,151	51,166
Gain on disposal of property, net	(5,048)	(4,571)	(10,903)	(5,556)
Other impairment charges	—	—	9,661	—
Other	(1,561)	139	(8,185)	1,238
Property management expense allocations to third-party assets under management	4,728	5,432	11,453	13,223
NOI for real estate investments	92,412	67,007	271,886	198,097
Less: NOI from centers excluded from same-center	(3,071)	(9,131)	(10,084)	(28,031)
NOI from same-center properties acquired in the Merger, prior to acquisition	—	28,962	—	85,489
Total pro forma same-center NOI	$89,341	$86,838	$261,802	$255,555

NOI from the REIT II properties acquired in the Merger, prior to acquisition, was obtained from the accounting records of REIT II without adjustment. The accounting records were subject to internal review by us. The table below provides same-center NOI detail for the non-ownership period of REIT II (in thousands):

	Three Months Ended	Nine Months Ended
	September 30, 2018	September 30, 2018
Revenues:
Rental income(1)	$30,873	$92,177
Tenant recovery income	11,942	34,764
Other property income	122	565
Total revenues	42,937	127,506
Operating expenses:
Property operating expenses	6,951	21,227
Real estate taxes	7,024	20,790
Total operating expenses	13,975	42,017
Total Same-Center NOI	$28,962	$85,489

(1)	Excludes straight-line rental income, net amortization of above- and below-market leases, and lease buyout income.

The following table presents our calculation of FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and MFFO and provides additional information related to our operations (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Calculation of FFO Attributable to Stockholders and Convertible Noncontrolling Interests
Net loss	$(29,727)	$(16,267)	$(77,687)	$(32,180)
Adjustments:
Depreciation and amortization of real estate assets	57,331	42,227	174,501	127,367
Impairment of real estate assets	35,710	16,757	74,626	27,696
Gain on disposal of property, net	(5,048)	(4,571)	(10,903)	(5,556)
Adjustments related to unconsolidated joint ventures	(1,814)	—	292	—
FFO attributable to the Company	56,452	38,146	160,829	117,327
Adjustments attributable to noncontrolling interests not convertible into common stock	(43)	(141)	(274)	(269)
FFO attributable to stockholders and convertible noncontrolling interests	$56,409	$38,005	$160,555	$117,058
Calculation of MFFO
FFO attributable to stockholders and convertible noncontrolling interests	$56,409	$38,005	$160,555	$117,058
Adjustments:
Net amortization of above- and below-market leases	(1,042)	(977)	(3,266)	(2,967)
Depreciation and amortization of corporate assets	1,146	3,465	4,519	11,137
Straight-line rent	(2,568)	(1,073)	(7,024)	(3,544)
Amortization of debt and derivative adjustments	1,525	(255)	6,007	(992)
Change in fair value of earn-out liability	—	—	(7,500)	1,500
Other impairment charges	—	—	9,661	—
Adjustments related to unconsolidated joint ventures	1,181	—	1,878	—
Other	277	255	553	361
MFFO	$56,928	$39,420	$165,383	$122,553

FFO Attributable to Stockholders and Convertible Noncontrolling Interests/MFFO per share
Weighted-average common shares outstanding - diluted(1)	326,983	228,356	326,429	229,266
FFO attributable to stockholders and convertible noncontrolling interests per share - diluted(1)	$0.17	$0.17	$0.49	$0.51
MFFO per share - diluted(1)	$0.17	$0.17	$0.51	$0.53

(1)
Restricted stock awards were dilutive to FFO Attributable to Stockholders and Convertible Noncontrolling Interests and MFFO for the three and nine months ended September 30, 2019 and 2018, and, accordingly, their impact was included in the weighted-average common shares used to calculate diluted FFO Attributable to Stockholders and Convertible Noncontrolling Interests and MFFO per share.

Net Debt to Total Enterprise Value
The following table presents our calculation of net debt to total enterprise value, inclusive of our prorated portion of net debt owned through our joint ventures, as of September 30, 2019 and December 31, 2018 (dollars in thousands):

	September 30, 2019	December 31, 2018
Net debt:
Total debt, excluding below-market adjustments and deferred financing expenses	$2,495,852	$2,522,432
Less: Cash and cash equivalents	33,457	18,186
Total net debt	$2,462,395	$2,504,246
Enterprise value:
Total net debt	$2,462,395	$2,504,246
Total equity value(1)	3,625,526	3,583,029
Total enterprise value	$6,087,921	$6,087,275

Net debt to total enterprise value	40.4%	41.1%

(1)
Total equity value is calculated as the product of the number of diluted shares outstanding and the estimated net asset value per share at the end of the period. There were 326.6 million and 324.6 million diluted shares outstanding as of September 30, 2019 and December 31, 2018, respectively.

About Phillips Edison & Company
Phillips Edison & Company, Inc. (“PECO”), an internally-managed REIT, is one of the nation’s largest owners and operators of grocery-anchored shopping centers. PECO’s diversified portfolio of well-occupied neighborhood shopping centers features a mix of national and regional retailers selling necessity-based goods and services in fundamentally strong markets throughout the United States. Through its vertically-integrated operating platform, the Company manages a portfolio of 330 properties, including 294 wholly-owned properties comprising approximately 33.2 million square feet across 32 states (as of September 30, 2019). PECO has generated strong operating results over its 28+ year history and has partnered with leading institutional commercial real estate investors including TPG Real Estate and The Northwestern Mutual Life Insurance Company. The Company remains exclusively focused on creating great grocery-anchored shopping experiences and improving the communities it serves one center at a time. For more information, please visit www.phillipsedison.com.

Forward-Looking Statements
Certain statements contained in this press release of Phillips Edison & Company, Inc. (“we,” the “Company,” “our,” or “us”) other than historical facts may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in those acts. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “seek,” “objective,” “goal,” “strategy,” “plan,” “should,” “could,” “potential,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this report is filed with the U.S. Securities and Exchange Commission (“SEC”). Such statements include, in particular, statements about our plans, strategies, and prospects, and are subject to certain risks and uncertainties, including known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. These risks include, without limitation, (i) changes in national, regional, or local economic climates; (ii) local market conditions, including an oversupply of space in, or a reduction in demand for, properties similar to those in our portfolio; (iii) vacancies, changes in market rental rates, and the need to periodically repair, renovate, and re-let space; (iv) changes in interest rates and the availability of permanent mortgage financing; (v) competition from other available properties and the attractiveness of properties in our portfolio to our tenants; (vi) the financial stability of tenants, including the ability of tenants to pay rent; (vii) changes in tax, real estate, environmental, and zoning laws; (viii) the concentration of our portfolio in a limited number of industries, geographies, or investments; and (ix) any of the other risks included in the Company’s SEC filings. Therefore, such statements are not intended to be a guarantee of our performance in future periods.
See Part I, Item 1A. Risk Factors of our 2018 Annual Report on Form 10-K, filed with the SEC on March 13, 2019, and Part II, Item 1A. Risk Factors of our Quarterly Report on Form 10-Q, filed with the SEC on August 12, 2019, and any subsequent filings for a discussion of some of the risks and uncertainties, although not all of the risks and uncertainties, that could cause actual results to differ materially from those presented in our forward-looking statements. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in this release.

Investors:
Phillips Edison & Company, Inc.
Michael Koehler, Director of Investor Relations
(513) 338-2743
InvestorRelations@phillipsedison.com
Source: Phillips Edison & Company, Inc.
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